EXHIBIT 8

VEDDER PRICE	VEDDER, PRICE, KAUFMAN & KAMMHOLZ
222 NORTH LASALLE STREET
CHICAGO, ILLINOIS 60601
312-609-7500
FACSIMILE: 312-609-5005

A PARTNERSHIP INCLUDING VEDDER, PRICE, KAUFMAN & KAMMHOLZ, PC.
WITH OFFICES IN CHICAGO, NEW YORK CITY, AND LIVINGSTON, NEW JERSEY

March 14, 2003

Board of Directors
Advance Bancorp
2320 Thornton Road
Lansing, Illinois 60438

Re:      Registration Statement on Form S-4

Gentlemen:

            We have acted as counsel to Advance Bancorp, Inc., a Delaware corporation ("Advance"), in connection with the proposed merger (the "Merger") of Advance with and into Charter One Financial, Inc., a Delaware corporation ("COFI"), pursuant to the terms of that certain Agreement and Plan of Merger dated as of January 15, 2003, by and among Advance and COFI (the "Plan of Reorganization"), as described in this Registration Statement on Form S-4 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). This opinion is being rendered pursuant to the requirements of Form S-4 under the Act.

            In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Plan of Reorganization, (ii) the Registration Statement, (iii) the form of Certificate of Merger of Advance with and into COFI and (iv) such other documents, certificates and records as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein. We have also assumed that, in rendering this opinion, the Merger will be consummated pursuant to Delaware law strictly in accordance with the terms of the Plan of Reorganization.

            Based upon and subject to the foregoing, in our opinion, the discussion contained in the Proxy Statement-Prospectus included as part of the Registration Statement under the heading "THE MERGER - Material United States Federal Income Tax Consequences of the Merger" constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the Merger to the parties described therein.

            This opinion is based on the Internal Revenue Code of 1986, as amended, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. Although we are not aware of any pending changes to these authorities that would alter our opinion, there can be no assurances that future legislation or

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Vedder Price
Advance Bancorp
March 14, 2003

administrative changes, court decisions or Internal Revenue Service interpretations will not significantly modify the opinion expressed herein.

            Although the discussion under the heading "THE MERGER - Material United States Federal Income Tax Consequences of the Merger" in the Proxy Statement-Prospectus is based on our interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with the same issues, no assurances can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

            We hereby consent to the use of this opinion in connection with said Registration Statement and to the use of our name under the heading "THE MERGER - Material United States Federal Income Tax Consequences of the Merger" in the Proxy Statement-Prospectus included therein. In giving this consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion is expressed as of the date hereof and applies only to the disclosures set forth in the Proxy Statement-Prospectus and Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours, /s/ Vedder, Price, Kaufman & Kammholz VEDDER, PRICE, KAUFMAN & KAMMHOLZ